Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between ORIGEN FINANCIAL, INC., a Delaware corporation (“Parent”), ORIGEN FINANCIAL L.L.C., a Delaware limited liability company (the “Company”) and MARK LANDSCHULZ (“Executive”) is made and entered into on December 28, 2006 but shall for all purposes be effective as of October 8, 2006 (the “Effective Date”).
RECITAL:
     A. Company desires to employ Executive, and Executive desires to be employed by Company, in accordance with the terms of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:
     1. Employment.
          (a) Company agrees to employ Executive and Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, Executive shall serve as the Executive Vice President, Portfolio Management of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by executives holding such office with companies in similar business and in size to Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of Company (the “Board”) and the Company’s Chief Executive Officer, which duties shall be consistent with Executive’s position as set forth above. Executive will report to the Company’s Chief Executive Officer. The Board will define and refine Executive’s job duties and responsibilities from time to time. Executive shall also serve as the Executive Vice President, Portfolio Management of Parent without additional compensation therefor.
          (b) For service as an officer and employee of Company, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Certificate of Incorporation of Company, as it may be amended from time to time. Company agrees that Executive will be named as an additional insured under Company’s Directors’ and Officers’ Errors and Omissions Insurance during his employment hereunder.
     2. Term of Employment.
          (a) Subject to the provisions for termination provided below, the term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue thereafter until the third anniversary of the Effective Date; provided however, that the term of this Agreement shall be automatically extended for successive terms of one (1) year each, unless either party notifies the other party in writing of its desire to terminate this Agreement at least one hundred eighty (180) days before the end of the term then in effect. The date that this Agreement is scheduled to expire in accordance with the foregoing sentence is referred to as the “Contract Term Date”. In the event that the term of this Agreement is automatically extended pursuant to this paragraph 2(a), the Base Salary (as defined in paragraph 4(b) below) then in effect shall be increased by five percent (5%) for each successive one-year extension.

          (b) Executive acknowledges and agrees that Executive is an “at-will” employee and that Executive’s employment may be terminated, with or without Cause (as defined in paragraph 7(b) below), at the option of Executive or Company.
     3. Devotion to Company’s Business.
          The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement; provided, however, the Executive’s expenditure of reasonable amounts of time to various charitable and other community activities or to the Executive’s own personal investments and projects shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive’s duties under this Agreement.
     4. Compensation.
          (a) General Statement. During the term of this Agreement, Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in paragraphs 4, 5 and 6 of this Agreement.
          (b) Base Compensation. As compensation for the services to be performed hereafter, Company shall pay to Executive, during his employment hereunder, an annual base salary (the “Base Salary”) payable in accordance with Company’s usual pay practices (and in any event no less frequently than monthly) at the rate of:
(i)	Two Hundred Fifty Thousand ($250,000) for the period beginning on the Effective Date and ending on the day prior to the first anniversary of the Effective Date;

(ii)	Two Hundred Seventy Five Thousand Dollars ($275,000) for the period beginning on the first anniversary of the Effective Date and ending on the day prior to the second anniversary of the Effective Date; and

(ii)	Three Hundred Thousand Dollars ($300,000) thereafter.
          (c) Target Bonus. Executive shall be eligible to receive an annual incentive bonus up to 100% of his then-current Base Salary (the “Target Bonus”), as determined by the Board of Parent based on the Company and Parent achieving certain performance criteria, the Executive’s performance and such other criteria as the Board of Parent shall determine. Executive also shall be eligible to receive such other bonus compensation as may be determined by the Board of Parent from time to time.
          (d) Equity Compensation. Parent has established the 2003 Equity Incentive Plan, as amended (as it may be amended or restated from time to time, the “Equity Incentive Plan”). Concurrently with the execution of this Agreement, Parent has granted Executive twenty five thousand (25,000) restricted shares of Parent’s common stock, in accordance with the terms and conditions of the Equity Incentive Plan and that certain Restricted Stock Award Agreement between Executive and Parent of even date herewith. Executive shall be eligible to receive future option grants and/or restricted share grants as approved by Parent’s Compensation Committee.
          (e) Disability. During any period that Executive is Disabled (as defined below) (the “Disability Period”), Executive shall continue to receive his full Base Salary, Target

Bonus and other benefits at the rate in effect for such period until his employment is terminated by Company pursuant to paragraph 7(a)(ii) hereof; provided, however, that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to Executive at or prior to the time of any such payment under disability benefit plans of Company. For purposes of this Agreement, Executive shall be deemed to be “Disabled” if he is eligible to receive disability benefits under any disability benefit plan or policy provided by Company to its employees generally or to Executive specifically (a “Company Sponsored Plan”). If Company does not provide coverage to Executive under a Company Sponsored Plan, Executive shall be deemed to be “Disabled” if he is unable to perform the essential functions of his duties hereunder (with or without reasonable accommodation by Company) as a result of incapacity due to physical or mental illness.
     5. Benefits.
          (a) Insurance. Company shall provide to Executive life, disability, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with Company’s standard policies.
          (b) Benefit Plans. Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of Company generally available from time to time to other executive employees of Company, Parent or their subsidiaries (the “Subsidiaries”) and for which Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect Executive’s right and benefits under any such plan except as expressly provided herein). Executive shall also be entitled to participate in any equity incentive plan, option plan or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of Company, Parent or the Subsidiaries. Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.
          (c) Annual Vacation. Executive shall be entitled to five (5) weeks of vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year; provided, however, that no more than twenty (20) business days of accrued vacation time may be carried over at any time (the “Carry-Over Limit”). Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time (not to exceed thirty (30) business days) shall be paid to Executive within ten (10) days of such termination based on the Base Salary in effect on the date of such termination.
     6. Reimbursement of Business Expenses.
          Company shall reimburse Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment, business development and other expenses reasonably and necessarily incurred by Executive in connection with Company’s business. Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as Company shall reasonably request.
     7. Termination of Employment.
          (a) This Agreement and Executive’s employment hereunder may be terminated:
          (i) by either Executive or Company at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;

          (ii) by Company at any time for “Cause” without prior notice; and
          (iii) upon Executive’s death or if Executive has been Disabled for a total of at least 120 days in any twelve month period.
          (b) For purposes of this Agreement, for “Cause” means (i) a material breach of any provision of this Agreement by Executive (if the breach is curable, it will constitute Cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach from Company), (ii) Executive’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency, (iii) Executive’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case whether or not involving Company, that in the reasonable good faith judgment of the Board of Parent or the Board of Company, renders Executive’s continued employment harmful to Company, (iv) Executive’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports, or (v) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime that, in the reasonable good faith judgment of the Board of Parent or the Board of Company, adversely affects Company, Parent and/or either of its reputation or business.
     8. Compensation Upon Termination.
          (a) If Company terminates this Agreement without Cause pursuant to paragraph 7(a)(i) hereof or if Executive voluntarily terminates this Agreement for Good Reason (as defined below) then (i) Company shall pay to Executive or his estate, if applicable, within thirty (30) days after the effective date of such termination any unpaid Base Salary accrued and earned by him hereunder up to and including the effective date of such termination plus a pro rata amount of the Target Bonus (determined by multiplying the Target Bonus amount by the number of days elapsed in the year of the termination of this Agreement and dividing by 365) (the “Pro Rata Target Bonus Amount”), (ii) Company shall pay to Executive on the day that is six (6) months after the effective date of such termination an amount equal to the Executive’s Base Salary as of the termination date, (iii) if applicable, during the Severance Period (as defined below), Company shall pay Executive’s COBRA premiums for medical insurance benefits in effect on the date of termination (provided that, to the extent permitted under applicable law, the Severance Period will run concurrently with, count against, and not be in addition to, the 18-month statutory COBRA period), and continue to provide Executive with such other employee benefits for which Executive continues to qualify during the Severance Period, but only if Executive fully complies with paragraph 10 of this Agreement, and (iv) Executive’s outstanding stock options and restricted shares shall accelerate and be fully vested upon a termination without “Cause” or if Executive voluntarily terminates this Agreement for Good Reason. Notwithstanding any other provision of this Agreement to the contrary, (A) Company’s obligations under this paragraph 8(a) shall be contingent on Executive executing and delivering to Company a general release of claims, substantially in the form attached hereto as Exhibit A, and (B) if Executive engages in full-time employment after the termination of this Agreement (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by Executive in consideration of such employment which are similar in nature to the employee benefit and welfare benefits provided by Company will relieve Company of its obligations under paragraph 8(a)(iii) to provide comparable benefits to the extent of the benefits so provided. For purposes of this Agreement, (1) the “Severance Period” means the period commencing on the date of termination of this Agreement and ending on the date that is 18 months after the date of termination of this Agreement. For purposes of this Section 8 only, “Good Reason” means the occurrence of any of the following events: (a) a substantial adverse change, not consented to by

Executive, in the nature or scope of Executive’s responsibilities, authorities or duties hereunder, (b) a substantial involuntary reduction in Executive’s Base Salary except for an across-the-board salary reduction similarly affecting all or substantially all employees, or (c) the relocation of Executive’s principal place of employment to another location of Company outside a sixty (60) mile radius from the location of Executive’s principal place of employment as of the date hereof.
          (b) If Executive voluntarily terminates this Agreement pursuant to paragraph 7(a)(i) for any reason other than Good Reason or Company terminates this Agreement pursuant to paragraph 7(a)(ii), (i) Executive shall be entitled to no further compensation or other benefits under this Agreement, other than any unpaid Base Salary and the Pro Rata Target Bonus Amount accrued and earned by Executive hereunder for the period up to and including the effective date of such termination, and (ii) Executive shall forfeit all unvested stock options and restricted shares awarded under the Equity Incentive Plan.
          (c) If this Agreement is terminated on a Contract Term Date because Company notifies Executive that this Agreement will not be renewed pursuant to paragraph 2(a), (i) Company shall pay to Executive or his estate, if applicable, within thirty (30) days after the effective date of such termination any unpaid Base Salary and the Pro Rata Target Bonus Amount accrued and earned by him hereunder up to and including the effective date of such termination, (ii) Company shall pay to Executive on the day that is six (6) months after the effective date of such termination an amount equal to the Executive’s Base Salary as of the termination date, and (iii) Executive’s outstanding stock options and restricted shares shall accelerate and be fully vested.
          (d) If Company terminates this Agreement pursuant to paragraph 7(a)(iii) hereof, (i) Company shall pay to Executive or his estate, as applicable, within thirty (30) days after the effective date of such termination any unpaid Base Salary, Pro Rata Target Bonus Amount and benefits accrued and earned by him hereunder up to and including the effective date of such termination, (ii) Company shall pay to Executive or his estate, as applicable, within thirty (30) days after the effective date of such termination an amount equal to the Executive’s Base Salary as of the termination date, (iii) if applicable, during the Severance Period, Company shall pay Executive’s COBRA premiums for medical insurance benefits in effect on the date of termination (provided that, to the extent permitted under applicable law, the Severance Period will run concurrently with, count against, and not be in addition to, the 18-month statutory COBRA period), and continue to provide Executive with such other employee benefits for which Executive continues to qualify during the Severance Period, but only if Executive fully complies with paragraph 10 of this Agreement, and (iv) Executive’s outstanding stock options and restricted shares shall accelerate and be fully vested. Notwithstanding any other provision of this Agreement to the contrary, (A) Company’s obligations under this paragraph 8(d) shall be contingent, in the case of a termination upon Disability, on Executive executing and delivering to Company a general release of claims, substantially in the form attached hereto as Exhibit A, and (B) if Executive engages in full-time employment after the termination of this Agreement (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by Executive in consideration of such employment which are similar in nature to the employee benefit and welfare benefits provided by Company will relieve Company of its obligations under paragraph 8(d)(iii) to provide comparable benefits to the extent of the benefits so provided.
          (e) Except as otherwise specified in this paragraph 8 and, if applicable, paragraphs 9 and 10 below, Executive shall not be entitled to any other compensation or benefits upon the termination of his employment with Company for any reason whatsoever. If payable, the payments under this paragraph 8 shall be in addition to, and not in lieu of, the payments, if any, to which Executive may be entitled under paragraphs 9 and 10 below.

          (f) Immediately upon the cessation of Executive’s employment with the Company for any reason whatsoever, notwithstanding anything else to the contrary contained in this Agreement or otherwise, Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s). Upon request, at any time following the cessation of his employment for any reason, Executive shall resign from the Board if then a member.
          (g) Notwithstanding anything to the contrary in this paragraph 8, Company’s obligation to pay, and Executive’s right to receive, any compensation under this paragraph 8, shall terminate upon Executive’s breach of any provision of paragraph 10 hereof. In addition, Executive shall promptly forfeit any compensation received from Company under this paragraph 8 upon Executive’s breach of any provision of paragraph 10 hereof.
     9. Change in Control.
          (a) Within five (5) days after the first anniversary date (the “Change in Control Payment Date”) of a Change in Control (as such term is defined below) the Company will pay Executive or his estate, as applicable, a lump-sum cash amount equal to (i) the sum of (A) Executive’s Base Salary as of the Change of Control and (B) 50% of Executive’s Target Bonus amount as of the Change of Control, multiplied by (ii) 2.00 (the “Change in Control Payment”); provided however that the Company’s obligation to pay, and Executive or his estate’s, as applicable, right to receive, the Change in Control Payment under this paragraph 9(a), shall terminate if the Executive or his estate, as applicable, (i) resigns without Good Reason (as such term is defined below) prior to the Change in Control Payment Date, (ii) is terminated for Cause prior to the Change in Control Payment Date, or (iii) receives payment pursuant to paragraphs 9(b) or 9(c) below.
          (b) If (i) Executive resigns with Good Reason (as defined below) from employment with the Parent or the Company during the six-month period following a Change in Control, (ii) Parent or the Company terminates Executive’s employment without Cause during the six-month period following a Change in Control, or (iii) Executive’s employment is terminated by Parent or the Company in anticipation of a Change in Control at any time from the date that is 30 days immediately preceding the execution of a definitive agreement with respect to a Change of Control that actually occurs and the closing of such Change of Control, then the Company shall pay Executive or his estate, as applicable, the Change in Control Payment on the day that is six (6) months after the effective date of the termination of Executive’s employment; provided however that the Company’s obligation to pay, and Executive or his estate’s, as applicable, right to receive, the Change in Control Payment under this paragraph 9(b), shall terminate if the Executive or his estate, as applicable, receives payment pursuant to paragraph 9(a) above or 9(c) below. For purposes of this Section 9 only, “Good Reason” means the occurrence of any of the following events: (a) a substantial involuntary reduction in Executive’s Base Salary except for an across-the-board salary reduction similarly affecting all or substantially all employees, or (b) the relocation of Executive’s principal place of employment to another location of Company outside a sixty (60) mile radius from the location of Executive’s principal place of employment as of the date hereof.
          (c) If Executive dies or becomes Disabled during the one-year period following a Change in Control, then the Company shall pay Executive or his estate, as applicable, the Change in Control Payment within thirty (30) days of the date of Executive’s death or the date Executive becomes Disabled, as applicable; provided however that the Company’s obligation to pay, and Executive or his estate’s, as applicable, right to receive, the Change in Control Payment under this paragraph 9(c), shall terminate if the Executive or his estate, as applicable, (i) resigns without Good Reason prior to Executive’s death or disability, (ii) is terminated for Cause prior to Executive’s death or disability, or (iii) receives payment pursuant to paragraphs 9(a) or 9(b) above.

          (d) Anything to the contrary in this Agreement notwithstanding, in no event shall more than one Change in Control Payment be made to Executive under this Agreement, regardless of whether more than one event constituting a Change in Control occurs during the term of this Agreement.
          (e) If Executive is entitled to any payments upon a Change in Control or other substantially similar event pursuant to the Origen Financial, Inc. Retention Plan or any other plan, program, agreement or arrangement with Parent, the Company or their subsidiaries, the Company shall not be obligated to make change in control payments to Executive under both this Agreement and such other plan, program, agreement or arrangement. Instead, the Company shall be obligated to pay Executive only the greater of the amounts payable as determined under this Agreement and such other plan, program, agreement or arrangement.
          (f) Except as set forth in paragraph 9(e) above, if payable, the Change in Control Payment shall be in addition to, and not in lieu of, the severance payments to which Executive may be entitled under paragraph 8 above, the non-compete payments to which Executive may be entitled under paragraph 10 below or payments from any other plan, program, agreement or arrangement with Parent, the Company or their subsidiaries.
          (g) Prior to and as a condition of any payment under this paragraph 9, Executive shall execute and deliver to Company a general release of claims to other change in control payments in a form acceptable to the Company and, if Executive’s employment has been terminated, a general release of claims, substantially in the form attached hereto as Exhibit A.
          (h) For purposes hereof, all of the following will be deemed a “Change in Control”:
          (i) An event or series of events by which any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Parent, any Parent subsidiary, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Parent), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act) of such person, shall become the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Parent’s then outstanding securities having the right to vote in an election of Parent’s Board (other than as a result of an acquisition of securities directly from Parent);
          (ii) The consummation of: (1) any consolidation or merger of Parent in which the stockholders of Parent immediately prior to the consolidation or merger would not, immediately after the consolidation or merger, “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (2) any sale, lease, exchange or other transfer to an unrelated party (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of Parent’s assets;
          (iii) The approval of Parent’s stockholders of any plan or proposal for the liquidation or dissolution of Parent; or

          (iv) Where the persons who, as of the Effective Date, constitute Parent’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of Parent subsequent to such date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (1) a vote of at least two-thirds of the Incumbent Directors or (2) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee of the Board comprised, in the majority, of Incumbent Directors; provided further, however, that notwithstanding the foregoing, any director designated by a person or entity that has entered into an agreement with the Company to effect a transaction described in clauses (i), (ii) or (iii) above, shall not be deemed to be an Incumbent Director.
     10. Covenant Not To Compete and Confidentiality.
          (a) Executive acknowledges Company’s and Parent’s reliance and expectation of Executive’s continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of Company and Parent, Executive agrees to the provisions set forth below.
          (i) Executive shall not compete with Company or Parent, as defined in paragraph 10(a)(ii) below, for a period commencing on the Effective Date and ending upon:
(A) if this Agreement terminates on the Contract Term Date having run its full course, the date that is 18 months after the termination date,
(B) if this Agreement is terminated by Company under paragraph 7(a)(ii) or by Executive under paragraph 7(a)(i), the later to occur of (I) the Contract Term Date or (II) the date that is 18 months after the date of termination, or
(C) if Company terminates this Agreement under paragraph 7(a)(i), the date that is 18 months after the termination date.
          (ii) The phrase “shall not compete with Company or Parent” means that Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in the manufactured housing finance business or any other business activity of Company or Parent in which Executive has any involvement during the term of this Agreement anywhere within the continental United States or Canada (the “Business”); provided, however, that (A) Executive shall not be prohibited from serving as an employee of, independent contractor of, or consultant to, a company that has a subsidiary or affiliate engaged in the Business, so long as Executive (x) does not serve as an employee, independent contractor or consultant for such subsidiary or affiliate engaged in the Business, and (y) is not otherwise involved in any way in the Business on behalf of such company, (B) Executive shall be permitted to make investments that do not interfere or conflict with the performance of Executive’s duties or directly compete with the Business, and (C) Executive shall be permitted to make passive investments in the stock of any publicly traded business (including a competitive business), so long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business.

          (iii) Executive shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose any Confidential Information, directly or indirectly, to any person outside of Company, Parent or any company owned or controlled by Company or Parent or under common control with Company, Parent or the Subsidiaries (an “Affiliate”).
          (iv) Promptly upon the termination of this Agreement for any reason, Executive (or in the event of Executive’s death, his personal representative) shall return to Company any and all copies (whether prepared by or at the direction of Company or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information.
          (v) For a period commencing on the Effective Date and ending upon the expiration of 18 months from the termination of this Agreement for any reason, or in the event that the Executive is terminated without “Cause”, then for such period as the Executive is covered by the Severance Payment, Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from Company, Parent or any Affiliate any trade or business with any customer or supplier with whom Executive had any contact or association during the term of Executive’s employment with Company or with any party whose identity or potential as a customer or supplier was confidential or learned by Executive during his employment by Company.
          (vi) For a period commencing on the Effective Date and ending upon the expiration of 18 months from the termination of this Agreement for any reason, or in the event that the Executive is terminated without “Cause”, then for such period as the Executive is covered by the Severance Payment, Executive shall not, either directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed by Company during the term of this Agreement.
     As used in this Agreement, the term “Confidential Information” shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Company, Parent or any Affiliate (other than by the act or acts of an employee not authorized by Company to disclose such information) and which relates to any one or more of the aspects of the business of Company, Parent or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.
          (b) Executive agrees and understands that the remedy at law for any breach by him of this paragraph 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Executive acknowledges that Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 10 shall be deemed to limit Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this paragraph 10 which may be pursued or availed of by Company.
          (c) Executive acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. Executive and Company intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and Company that such determination not bar or in any way affect the right of Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.
          (d) In consideration of Executive’s performance of his obligations under this paragraph 10, if Company terminates this Agreement without Cause pursuant to paragraph 7(a)(i) above or if Executive voluntarily terminates this Agreement for Good Reason, then the Company shall pay Executive Five Hundred Sixty Thousand Dollars ($560,000) (the “Non-Compete Amount”), but only if Executive does not breach his obligations under this paragraph 10. If payable, the Company shall pay: (a) fifty percent (50%) of the Non-Compete Amount to the Executive in equal monthly installments, beginning on the day that is six (6) months after the effective date of such termination of this Agreement and ending upon the expiration of all of Executives obligations under this paragraph 10(a)(i), and (b) fifty percent (50%) of the Non-Compete Amount to the Executive in a lump sum not later than five business days after the expiration of all of Executives obligations under this paragraph 10(a)(i); provided that the Company shall not be obligated to pay Executive any portion of the Non-Compete Amount after any breach by Executive of his obligations under paragraph 10. If Executive dies before his obligations under this paragraph 10 expire, the Company shall be obligated to pay the Non-Compete Amount to the Executive’s estate upon the terms and subject to the conditions of this paragraph 10. If payable, the Non-Compete Amount shall be in addition to, and not in lieu of, the severance payments to which Executive may be entitled under paragraph 8 above, the Change in Control Payments to which Executive may be entitled under paragraph 9 above or payments under any other plan, program, agreement or arrangement with Parent, the Company or their subsidiaries.
     11. Excise Tax Payment. Anything in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Executive in connection with a Change in Control and/or Executive’s termination or resignation of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Parent, the Company or their subsidiaries) (the “Aggregate Payment”) is determined to constitute a “parachute payment” as such term is deemed in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to Executive, prior to the time an excise tax imposed by Section 4999 of the Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this paragraph 11 shall be made by a nationally recognized United States public accounting firm selected by the Company which has not, during the two years preceding the date of its selection, acted in any way on behalf of Parent, the Company or any affiliate thereof.
     12. No Conflicting Agreements. Executive represents and warrants that other than his position as an executive of Parent, he is not a party to any agreements, contracts,

understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.
     13. Arbitration. The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive’s employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees’ rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) and the following provisions: (A) a single arbitrator (the “Arbitrator”), mutually agreeable to Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (B) in the event that Company and Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this paragraph 13; (C) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (D) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (E) all fees and expenses of the Arbitrator shall be shared equally between Company and Executive; (F) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (G) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (H) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this paragraph shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Executive’s breach of paragraph 10 of this Agreement.
     14. Notice. All notices, requests, consents and other communications, required or permitted to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as set forth below. In addition, a party may deliver a notice via another reasonable means that results in the recipient party receiving actual notice, as conclusively demonstrated by the party giving such notice.
          If to Company:
Origen Financial L.L.C.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
          If to Parent:
Origen Financial, Inc.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
Attn: Board of Directors

          In all events, with a copy to:
Jaffe, Raitt, Heuer & Weiss,
Professional Corporation
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Arthur A. Weiss
          If to Executive:
Mark Landschulz
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
     15. Indemnification. Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive, including the cost of legal counsel selected and retained by Executive, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of Company.
     16. Cooperation in Future Matters. Executive hereby agrees that for a period of 18 months following his termination of employment he shall cooperate with Company’s reasonable requests relating to matters that pertain to Executive’s employment by Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of Company, or otherwise making himself reasonably available to Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive’s other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.
     17. Miscellaneous.
          (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
          (b) The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void. For all purposes under this Agreement, the term “Company” shall include any successor to Company’s business and/or assets that assumes Company’s rights and obligations under this Agreement.
          (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
          (d) This Agreement sets forth the entire understanding and agreement of Executive and Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof, including, without limitation, the Employment Agreement dated October 8, 2003 among Executive, Parent and Company. If the terms of this Agreement shall conflict with the terms of any other agreement between the Executive and either Parent or Company or any compensation plan, arrangement or policy of Parent or Company applicable to the Executive, the provisions of this Agreement shall control.
          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles.
          (f) The Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.
          (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
          (i) The Company may withhold such amounts as may be required under federal, state and local law to be withheld from the payments made under this Agreement.
          (j) No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
          (k) Notwithstanding anything to the contrary herein, the parties agree that to the extent that Company determines that Code Section 409A applies to any payment under this Agreement:
i.	Company shall use its best efforts to administer this Agreement in accordance with the requirements of Code Section 409A;

ii.	All amounts payable under this Agreement that are subject to the requirements of Paragraphs (a)(2), (a)(3) and (a)(4) of Code Section 409A shall be made only in accordance with the requirements of said paragraphs (including, without limitation, the requirement of Code Section 409A(2)(b)(i), which provides that a distribution to a “specified employee” by reason of separation of service may not be made before the date which is six (6) months after the date of separation from service); and

iii.	If necessary, as determined by Company, this Agreement shall be timely amended to comply with the requirements of Code Section 409A and published guidance thereunder, provided that the parties agree to negotiate the terms of any such amendment in good faith so that any changes to the terms of this Agreement will not have a material adverse economic impact, determined on a present value basis, to either party.

          (l) Notwithstanding anything herein to the contrary, if any payments due under this Agreement would subject Executive to any tax imposed under Section 409A of the Code if such payments were made at the time otherwise provided herein, then the payments that caused such taxation shall be payable in a single lump sum on the first day which is at least six (6) months after the date of the Executive’s “separation of service” as set forth in Code Section 409A and the regulations issued thereunder.
          (m) The provisions of paragraphs 10, 13, 15, 16 and 17 of this Agreement shall survive the termination of this Agreement, notwithstanding anything to the contrary herein.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

COMPANY:

ORIGEN FINANCIAL L.L.C., a Delaware limited liability company

By:	/s/ Ronald A. Klein
Its:	Chief Executive Officer

PARENT:

ORIGEN FINANCIAL, INC., a Delaware corporation

By:	/s/ Ronald A. Klein
Its:	Chief Executive Officer

EXECUTIVE:

/s/ Mark Landschulz
Mark Landschulz